For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS

THIRD QUARTER FISCAL YEAR 2008 RESULTS

Mountain View, CA—July 24, 2008—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its third fiscal quarter ended June 30, 2008 were $8.5 million, substantially unchanged from revenues in the same quarter of the prior year. After non-cash, pre-tax stock option expenses of $475,000, the Company reported a net loss for the quarter of $1.0 million or $0.08 per share compared to a net loss of $2.3 million or $0.17 cents per share for the third quarter of fiscal 2007.

During the third fiscal quarter, Catapult repurchased approximately 379,000 shares at a total cost of $2.8 million, and the Company’s total cash, cash equivalent and investment position decreased by $2.6 million to $54.6 million. The Company generated $1.8 million in cash flow from operations in the third fiscal quarter and invested $1.7 million in capitalized software development expenses.

“Our net loss was significantly less year over year, largely due to the cost cutting measures we took in the second quarter,” noted Dr. Richard A. Karp, Catapult’s Chairman and CEO. “We are focused on test systems and applications for LTE, which is clearly emerging as the next major cycle of investment in mobile telephony.”

Catapult Communications will be discussing its third quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (866) 700-7441 or (617) 213-8839 and provide conference ID# 53015368 to access the call. The conference call will also be broadcast from www.catapult.com.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on July 31, 2008. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 45124863.

About Catapult Communications

Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Ericsson, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants—spanning LTE, IMS, WiMAX, mobile telephony, VoIP, GPRS, SS7, Intelligent Network, ATM and ISDN. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the United Kingdom, Ireland, Germany, France, Finland, Sweden, Canada, Japan, China, India and the Philippines. Information about Catapult Communications can be found on the Web at www.catapult.com.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Products	$5,468	$4,839	$19,163	$17,464
Services	3,046	3,636	9,587	11,171

Total revenues	8,514	8,475	28,750	28,635

Cost of revenues:
Products	999	1,400	3,472	3,818
Services	484	765	2,034	2,367
Amortization of purchased technology	12	13	36	37

Total cost of revenues	1,495	2,178	5,542	6,222

Gross profit	7,019	6,297	23,208	22,413

Operating expenses:
Research and development	2,060	3,463	9,079	9,748
Sales and marketing	4,012	4,177	12,598	12,409
General and administrative	1,812	2,281	6,090	6,759
Restructuring costs	—	—	2,197	—

Total operating expenses	7,884	9,921	29,964	28,916

Operating loss	(865)	(3,624)	(6,756)	(6,503)
Interest income	358	825	1,694	2,472
Other income (expense), net	(163)	(81)	202	1,747

Loss before income taxes	(670)	(2,880)	(4,860)	(2,284)
Provision for (benefit from) income taxes	345	(541)	676	435

Net loss	$(1,015)	$(2,339)	$(5,536)	$(2,719)

Net loss per share:
Basic	$(0.08)	$(0.17)	$(0.42)	$(0.19)

Diluted	$(0.08)	$(0.17)	$(0.42)	$(0.19)

Shares used in per share calculation:
Basic	12,867	13,739	13,120	13,938

Diluted	12,867	13,739	13,120	13,938

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	September 30,
	2008	2007
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$48,478	$62,242
Accounts receivable, net	7,350	7,015
Inventories	2,276	2,485
Other current assets	2,237	1,863

Total current assets	60,341	73,605
Long-term investments	6,125	—
Property and equipment, net	1,198	1,585
Goodwill and other intangibles	49,483	49,537
Other assets	3,902	2,243

Total assets	$121,049	$126,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,288	$5,573
Deferred revenue	7,874	6,206

Total current liabilities	13,162	11,779
Deferred revenue, long-term	146	406
Deferred taxes and other liabilities, long-term	4,863	3,009

Total liabilities	18,171	15,194

Total stockholders’ equity	102,878	111,776

Total liabilities and stockholders’ equity	$121,049	$126,970